Exhibit 10.7

SCREENPLAY OPTION/PURCHASE AGREEMENT

The following sets forth the agreement (“Agreement”), dated as of March 1, 2023, between ASK CHRISTINE PRODUCTIONS LLC, a Wyoming limited liability company, (“Company”), and DANIELLE SILVIE GERSHBERG (“Owner”) with respect to the original unpublished screenplay entitled “Ask Christine” (the “Screenplay”) written by Owner.

1. DEFINITIONS.

1.1. Property. As used herein, the term “Property” shall mean and include the Screenplay and any literary, dramatic or other material based on the Screenplay or derived from the Screenplay, or on which the Screenplay is based or derived, created by or under the control of Owner, whether oral, written or otherwise, including, without limitation, the plot, scenes, titles, characters, characterizations and translations and any and all other parts, elements or versions of any and all of the foregoing, and any and all present and future copyrights in and to the foregoing, including, but not limited to, any renewals, extensions or reversions thereof now or hereafter provided.

1.2. Motion Picture. As used herein, the term “Motion Picture” shall mean and include motion pictures, cinematography, television programs of any kind (including, without limitation, pilots, series, mini- series and movies-of-the-week), films and photoplays of every kind and character whatsoever, including the sound records thereof, as well as trailers and clips thereof, produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, pictures, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on material of any description (whether translucent or not) for later projection or exhibition in such manner that the same are, or appear to be, in motion on screen, mirror, tube or other medium or device, whether or not accompanied by sound records and whether now or hereafter known, invented, devised or contemplated. As used herein, the term “Picture” shall mean the first Motion Picture based in whole or in part upon the Property.

2. CONDITIONS PRECEDENT. Company’s obligations under this Agreement are conditioned upon the following:

2.1. Execution of Agreement. Company’s receipt of copies of this Agreement executed by Owner;

2.2. Chain-of-Title. Company’s receipt and approval of all chain-of-title documentation in connection with the Property and Company’s approval of the copyright status of the Property. (Company hereby deems this condition approved upon receipt of a summary of the chain-of- title to the Property in form and substance satisfactory to Company, including a complete list with attached copies of all prior option and attachment agreements entered into by Owner in connection with the Property, such summary and list of documents to be set forth in Schedule 1 attached hereto and incorporated herein by reference.)

3. OPTION. Owner hereby grants to Company the sole, irrevocable and exclusive option (“Option”) to acquire from Owner, forever and throughout the universe and in any and all languages, the Rights (as said term is defined below) in and to the Property.

4. OPTION TERM. The Option shall commence as of the date of this Agreement and, subject to Paragraph 5 below, shall continue for twelve (12) months after the date on which all of the conditions precedent set forth in Paragraph 2 above are satisfied (the “Initial Option Period”). Company shall have the right, exercisable by written notice to Owner and payment of the Second Option Payment (as defined below) at any time prior to the expiration of the Initial Option Period, to extend the Option for an additional period of twelve (12) months (the “Second Option Period”) commencing upon the expiration of the Initial Option Period. The Initial Option Period and the Second Option Period, if any, shall be referred to collectively herein as the “Option Period.”

5. AUTOMATIC EXTENSIONS. The Option Period shall be automatically extended:

5.1. Event of Force Majeure. For the duration of any Event of Force Majeure (as said term is defined below) plus such additional time as is reasonably necessary for Company to resume the development of the Picture (but in no event for a period longer than 8 weeks);

5.2. Claim or Litigation. For the duration of any breach or default by Owner of any representation, warranty or agreement made hereunder, or of any claim or litigation asserted against Owner or the Property which interferes with Company’s development, financing, production or exploitation of the Picture. In addition to the foregoing, at any time during the pendency of any claim or litigation arising out of any such actual breach by Owner, Company, in addition to all of its legal and equitable remedies, may rescind this Agreement, in which event Owner shall refund any payments received from Company in connection with the Property (provided, however, that the parties’ representations, warranties and indemnification obligations survive any such rescission);

5.3. Holiday. If the last day of the Option Period falls on a Saturday, Sunday or holiday (and as used herein, “holiday” means any holiday which is recognized by the State of California and/or the federal government), through and including the next business day following such Saturday, Sunday or holiday; and/or

5.4. Breach. For the period of time equal to the aggregate of any and all time periods (if any) during which Owner is in breach or default under any provision of this Agreement for which Owner is provided written notice thereof.

5.5. Force Majeure Definition. An “Event of Force Majeure” means an event pursuant to which Company is hampered in the development and production of the Picture, including, without limitation, the following: any Act of God, war, accident, fire, strike, lock-out or other labor controversy, riot, civil disturbance, act of public enemy, act of terrorism, law, restraint, order or act of any governmental instrumentality or military authority, failure of technical facilities, failure, delay or reduction in transportation facilities or water, electricity or other public utilities, death, disability, disfigurement (with respect to cast only) or death or disability of the producer or director or other cause not reasonably within Company’s control or which Company could not by reasonable diligence have avoided.

6. OPTION PRICE. As consideration for the grant of the Option to Company under this Agreement, Company shall pay Owner the following:

6.1. Initial Option Period. With respect to the Initial Option Period, the sum of Five Thousand U.S. Dollars ($5,000) (the “Initial Option Payment”), payable upon satisfaction of the conditions precedent set forth in Paragraph 2 above. The Initial Option Payment shall be applicable against the Purchase Price and shall be payable via wire transfer (upon Company’s receipt of an invoice from Owner) to the following account:

Bank Name: Wells Fargo

Beneficiary: Danielle Silvie Gershberg Account No.: 0407896828

Routing No.: 121042882

6.2. Second Option Period. If Company extends the Option for the Second Option Period, the sum of Five Thousand U.S. Dollars ($5,000) (the “Second Option Payment”) payable promptly following Company’s notice to Owner of such election. The Second Option Payment shall not be applicable against the Purchase Price.

7. PURCHASE PRICE. Company may exercise the Option at any time prior to the expiration of the Option Period by paying to Owner an amount, less the Initial Option Payment, equal to SEVENTY FIVE THOUSAND DOLLARS ($75,000) (the “Purchase Price”). If Company commences principal photography of the Picture prior to the expiration of the Option Period, the Option shall be deemed exercised and the applicable Purchase Price shall become payable to Owner immediately following such commencement.

8. SET-UP BONUS. If Company enters into an agreement with a “Major Studio” or a “Mini-Major” (as such terms are customarily understood in the motion picture industry; and for clarity, Lionsgate is a Mini- Major), for the development and/or production of the Picture, Owner shall be entitled to a “set-up bonus” of Twenty Five Thousand U.S. Dollars ($25,000) if such agreement is with a Major Studio, or Fifteen Thousand U.S. Dollars ($15,000) if such agreement is with a Mini-Major.

9. CONTINGENT COMPENSATION. Provided Owner is not in default or breach hereunder, Owner shall be entitled to receive the following credits and additional compensation:

9.1. [Omitted]

9.2. Screenwriting Credit. If Owner receives sole or shared “written by” or sole or shared “screenplay by” credit, an amount equal to three and one-half five percent (3.5%) of one hundred percent (100%) of the “net proceeds”; if any, derived from the Picture. For purposes hereof, “net proceeds” shall be defined in accordance with Company’s customary definition which shall be no less favorable than any other non- financier participant, subject to such changes as may be agreed to by Company following good faith negotiation within customary parameters. Company makes no representation or warranty that the Picture will be produced, or that if the Picture is produced, that it will generate any, or any particular amount of, net proceeds. Nothing contained herein shall be construed to obligate Company to take any action to maximize revenue or gross receipts derived from the Picture.

9.3. [Omitted]

9.4. Deferment. Provided the Owner receives sole or shared writing credit on the Picture, Company shall pay to Owner a deferment of Fifty Thousand U.S. Dollars ($50,000). Owner’s deferment shall be payable pari passu with other deferments in connection with the Picture, and after Company’s recoupment of third- party collection fees, Guilds’ (i.e., IATSE, DGA, WGA, SAG-AFTRA) fees, distribution fees, financing fees, marketing expenses and the negative cost of production cost of the Picture. There shall be no other deferred fees in a preferred position to Owner’s deferment herein.

10. RIGHT OF FIRST NEGOTIATION. For a period ending 7 years after the initial theatrical release of the Picture (if ever), if Company (or its successor, assignee or designee) elects, in its sole discretion, to develop a theatrical sequel or remake, and if: 1) you are accorded Sole Credit as to the Picture; and 2) you are ready, willing and able to render writing services as, when and where reasonably required by Company; then, with respect to the first such sequel, prequel or remake, you shall have a right of first opportunity to render writing services on terms to be negotiated in good faith for a period of 30 business days following notice of commencement of good-faith negotiations within which to negotiate for your writing services for the first such subsequent picture upon financial terms no less favorable than those set forth herein with respect to the Picture; provided, however, that if no agreement is reached or you do not elect to render services within 15 business days of commencement of negotiations, then Company shall have no further obligation to you with respect to any writing services on such first sequel or remake or on any subsequent sequel or remake other than the passive fees set forth in paragraph 11 below. Such right of first negotiation shall continue with respect to subsequent theatrical sequels or remakes so long as you have rendered writing services for the immediately preceding sequel or remake, and so long as the conditions set forth hereinabove continue to be satisfied with respect to each subsequent production (e.g., a ‘rolling right’).

11. PASSIVES. If Owner does not render writing services in connection with such applicable production (e.g,, theatrical remake, theatrical sequel/prequel, MOW, mini-series or TV production), then Owner shall be entitled to receive the following passive payments:

11.1. Theatrical Sequels or Prequel. For each sequel or prequel motion picture based on the Picture (“Sequel”), which Sequel is intended to be initially distributed in the United States for theatrical exhibition and is produced by Company, its assigns or licensees, Owner shall be paid an amount equal to: (i) one-half (1/2) of the Purchase Price paid to Owner in connection with the Picture pursuant to Paragraph 7; and (ii) a percentage of “net proceeds” (if any) derived from the applicable Sequel equal to one-half (1/2) of the percentage of “net proceeds” payable to Owner for the Picture payable to Owner pursuant to Section 9.2 and 9.3 above.

11.2. Theatrical Remakes. For each remake of the Picture (“Remake”), which Remake is intended to be initially distributed in the United States and is produced by Company, its assigns or licensees, Owner shall be paid an amount equal to: (i) one-third (1/3) of the Purchase Price paid to Owner in connection with the Picture pursuant to Paragraph 7; (ii) a percentage of “net proceeds” (if any) derived from the applicable Remake equal to one-third (1/3) of the percentage of “net proceeds” payable to Owner for the Picture payable to Owner pursuant to Paragraph 9.2 and 9.3 above.

11.3. Television Series. For each television series based upon the Picture, Owner shall be entitled to receive a royalty in the amount of Five Thousand Dollars ($5,000) per episode. If any such television program is rerun on free United States network television, you shall be paid one hundred percent (100%) of the foregoing sum initially paid to you spread over the second, third, fourth, fifth, and sixth runs (100/5). In addition to the foregoing amount, Owner shall receive contingent compensation in an amount equal to Two and One-Half Percent (2.5%) of One Hundred Percent (100%) of the “net profits” derived from exploitation of such television series, as such “net profits” are defined pursuant to the applicable agreement between Company (or its assignee, designee etc) and the applicable Financier, on the definition no less favorable as Company.

11.4. MOW or Mini-Series. For each MOW or mini-series based upon the Picture, Owner shall be paid Ten Thousand Dollars ($10,000) for each hour thereof, up to a maximum of Eighty Thousand Dollars ($80,000). Such payment shall be made not later than completion of production of the MOW or Mini- Series.

12. CREDIT. Owner’s screenwriting credit shall be determined in accordance with the credit determination standards of the Writers Guild of America Basic Theatrical and Television Agreement (“WGA Agreement”). The casual or inadvertent failure to comply with the credit obligations hereunder shall not constitute a breach of this Agreement.

13. PRE-PRODUCTION ACTIVITIES. Company shall have the right during the Option Period to cause to be written revisions, polishes and other material based in whole or in part on the Property, and generally to engage in any and all development and/or pre-production activities in respect of the Property. Whether or not Company exercises the Option, Company shall own any such revisions, polishes or other material created or developed by Company or at Company’s request, except to the extent incorporating the underlying Property. Should Company engage a writer for any revisions to the Property, Owner will be offered the first opportunity to write, such compensation to be the minimum permitted under the WGA Agreement; payable 50% upon commencement of the revisions, and 50% upon final delivery and acceptance of the revisions by Company. Owner’s writing services in connection with any revisions shall be non-exclusive but first-priority to Company, until commencement of pre-production of the Picture, and Owner shall not render any services for any third party or on Owner’s own account that materially interfere with Owner’s services hereunder. Company is not obligated to engage any writer.

14. RIGHTS.

14.1. Rights Granted. If the Option is exercised, Company automatically and irrevocably shall own and be vested with, and Owner automatically and irrevocably shall be deemed to have granted, conveyed, assigned, transferred and set over to Company, exclusively and in perpetuity, for the entire universe, in any and all languages, all right, title and interest in, to and with respect to the Property and all rights (now or hereafter known or devised) under any and all copyrights therein and thereto (collectively, the “Rights”). Without limiting the generality of the foregoing, the Rights shall in any and all events include, without limitation, all of the following: (i) the sole and exclusive Motion Picture rights including, without limitation, the sole and exclusive right to produce one (1) or more Motion Pictures or other derivative works (including, without limitation, sequels, prequels, remakes, musicals and/or serials) based, in whole or in part, on the Property and the right to fix, release, distribute, exhibit, perform, transmit, broadcast, advertise, promote and otherwise exploit such Motion Pictures or other derivative works by any and all means and in any and all media whether now known or hereafter devised, including, without limitation, all of the following: theatrical; non-theatrical (including airlines, ships and other carriers, military, educational, industrial and the like); pay-per-view; home video (including videocassettes, digital videodiscs, laserdiscs, CD-ROMs and all other formats); all forms of television (including pay, free, network, syndication, cable, satellite, high definition and digital); video-on-demand and near video-on-demand; and all forms of digital distribution and/or transmission (including, without limitation, the internet), CD-ROMs, fiber optic or other exhibition, broadcast and/or delivery systems; all rights of communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties; (ii) all ancillary, incidental and subsidiary rights, including, without limitation, all publishing and merchandising (e.g., games; computer, video and other electronic games; toys; coloring books, comic books, so-called “making of” books, picture books, photo-novels, apparel, food, beverages, posters, and other commodities, services or items), commercial tie-ins, music, music publishing, stage rights, soundtrack, interactive media, multi-media, and theme park (or other “themed” or location-based attraction) rights in and to the Property; (iii) the right to make or publish excerpts, synopses or summaries of the Property; (iv) the exclusive right to use the title or titles by which the Property may be now or hereafter known, or any components of any such title or titles, including, without limitation: (a) as the title of Motion Pictures and/or in connection with the advertising, marketing, publicity, promotion and other exploitation thereof, whether such Motion Pictures are based wholly or partially upon the Property or are independent of the Property, (b) in connection with songs, musical compositions, music or lyrics, whether or not included in any such Motion Pictures, and (c) in connection with the publication, recordation, performance, and any other use whatsoever of the foregoing items; and (v) all live stage rights. Owner grants to Company the right throughout the universe, in perpetuity, to use and reproduce the name, sobriquet, likeness and biography of Owner in connection with any Motion Picture or other version of the Property and/or in connection with the advertising, promotion, exhibition, distribution or other exploitation of any Motion Picture or other version of the Property and/or in connection with any so-called “commercial tie-ups,” merchandising and/or the advertising or publicizing of any commodities, products or services relating or referring to the Property or any Motion Picture.

14.2. Modification. Company shall further have the right (to be exercised in its sole discretion) to adapt, modify, fictionalize, add to or take from the Property, and to combine the same with any other literary or musical work. In this regard, Owner hereby waives the exercise of any provision of law known as “droit moral” or any similar law which may now or hereafter be recognized in any country or place (including, without limitation, the so-called right of paternity [“droit a la paternite”], right of integrity [“droit au respect de l’oeuvre”], right of withdrawal [“droit de retrait” or “droit de repentir”] and/or right of publication [“droit divulgation”]), and agrees not to institute, support, maintain or permit any action or proceeding on the ground that any Motion Picture or other version of the Property produced or exploited by Company or Company’s successors, licensees or assigns in any way constitutes an infringement of any of Owner’s droit moral or is any way a defamation or mutilation of the Property or any part thereof or contains unauthorized variations, alterations, modifications, changes or translations thereof. Owner further hereby irrevocably assigns to Company (or if any applicable law prohibits or limits such assignment, Owner hereby irrevocably licenses to Company), in perpetuity (but in any event for not less than the period of copyright and any renewals and extensions thereof) throughout the universe, all of Owner’s rights, if any, to authorize, prohibit and/or control the renting, lending, fixation, reproduction, importation and/or other exploitation of any Motion Picture or other version of the Property by any media and/or means now known or hereafter devised as may be conferred upon Owner under applicable laws, regulations or directives, including, without limitation, any so- called “Rental and Lending Rights” pursuant to any European Union (“EU”) directives and/or enabling or implementing legislation, laws or regulations enacted by the member nations of the EU.

15. REVERSION

15.1 Motion Picture. In the event that Company exercises the Option hereunder and principal photography of the Picture (or of any television series) has not commenced, subject to force majeure extensions, within seven (7) years from the date of Company’s exercise of the Option, then the rights granted by Owner to Company hereunder shall be subject to reversion to Owner upon the payment by Owner (or a third party on Owner’s behalf) to Company in an amount equal to the Purchase Price, plus interest at the rate of Prime Interest Rate plus one percent (1%). The reversion right set forth in this paragraph shall terminate upon the date eight (8) years from the date of the Company’s exercise of the Purchase Price.

15.2 [Omitted]

16. REPRESENTATIONS AND WARRANTIES. Owner hereby represents and warrants (which representations and warranties shall survive the termination of this Agreement whether Company exercises the Option or not) that:

16.1. Owner is the sole owner of all Rights herein sold, transferred, granted, assigned and conveyed and purported to be sold, transferred, granted, assigned or conveyed to Company and has the full and sole right and authority to sell, transfer, grant, assign and convey such Rights;

16.2. The Property has not been published or registered for copyright in the United States or elsewhere but may be validly copyrighted or registered for copyright in the United States of America and likewise may be protected elsewhere so far as the laws of other countries provide for such protection;

16.3. The Property and all characters depicted therein are wholly original with Owner in all respects and Owner is the sole author of the Property and all characters depicted therein;

16.4. The Property is not in the public domain;

16.5. Except as specifically set forth in the agreements listed in Schedule 1 attached hereto and incorporated herein by reference, no part of the Rights herein conveyed has in any way been encumbered, conveyed, granted or otherwise disposed of and all such Rights are therefore free and clear of any and all liens, claims, charges or encumbrances whatsoever in favor of any party whatsoever, and said rights and the full right to exercise the same have not been in any way prejudiced, limited, diminished or impaired;

16.6. The rights granted pursuant to the agreements set forth in Schedule 1 have expired or lapsed without being exercised and none of the parties contracting with Owner has any right, title or interest in or to the Property or any right to acquire any right, title or interest in or to the Property;

16.7. To the best of Owner’s knowledge in the exercise of reasonable prudence, the use, reproduction, performance or exhibition of the Property or any part thereof, or the exercise of any of the Rights herein granted or conveyed, or agreed to be conveyed, will not in any way infringe upon any copyright of any person or entity whatsoever, nor any common law, literary, dramatic, or motion picture rights or any other rights of any person or entity whatsoever, nor constitute a libel or defamation of, or invasion of any rights (including, without limitation, the right of privacy or publicity) of any person or entity;

16.8. Owner has not done, nor will do, any act or thing that will in any way prevent or interfere in any manner with the full and exclusive enjoyment by Company of any of the Rights herein granted, conveyed or agreed to be granted or conveyed or which will, or may, impair, impede, invalidate or encumber any such Rights;

16.9. There are no claims or litigations pending, outstanding or threatened that adversely affect, or that may in any way prejudice, Owner’s exclusive rights in the Property or any of the Rights herein granted, conveyed or agreed to be granted or conveyed, or the copyrights therein; and

16.10. The Rights herein granted, conveyed or agreed to be granted or conveyed have never been exercised by Owner or any third party.

17. INDEMNITY. Owner hereby indemnifies and holds Company and its licensees, officers, agents and employees harmless from and against any third party claims, charges, damages, costs, expenses (including reasonable outside attorneys’ fees), judgments, settlements, penalties, liabilities or losses of any kind or nature whatsoever (collectively, “Expenses”) which may be made, asserted, maintained, sustained or suffered by or secured against or imposed upon Company, or any of its licensees, officers, agents, or employees, by reason of the breach of any of Owner’s warranties, representations, agreements or undertakings under any provision of this Agreement. Company shall indemnify, hold harmless and defend Owner against any and all Expenses related to any third party claim or action (other than those arising out of a breach of Owner’s representations, warranties, agreements or undertakings hereunder) arising from Company’s breach of any representation, warranty, undertaking, agreement or certification hereunder; and/or the development, production, distribution or exploitation of the Picture (including the exploitation of ancillary rights therein).

18. COPYRIGHT PROTECTION; FURTHER DOCUMENTS. Owner covenants that:

18.1. Enforcement of Rights. Company shall have the benefit of all copyrights in the Property and all remedies for enforcing such copyrights with respect to the Rights. In Company’s sole judgment Company may join Owner as a party plaintiff or defendant in any action or proceeding relating to the Rights. All damages, penalties, settlements, and profits relating to or arising from any interference with or infringement of any of the Rights are hereby assigned to Company. Owner shall fully and reasonably cooperate with Company in connection with any suit or action threatened or instituted by or against Company relating to any Rights.

18.2. Further Documents. Owner agrees to duly execute, acknowledge, and deliver, or cause to be duly executed, acknowledged, and delivered to Company any instruments consistent herewith that may be necessary, proper or expedient in the opinion of Company to carry out and effectuate the purposes and intent of this Agreement. In the event of Owner’s failure to execute any such instruments after a reasonable opportunity to review, Owner hereby irrevocably nominates, constitutes, and appoints Company Owner’s true and lawful attorney-in-fact, which constitutes a power coupled with an interest, with the right to execute and file all such documents and to do any and all acts and things necessary with respect to such documentation. Company shall provide owner with copies of any documents so executed. Without limiting the generality of the foregoing, concurrently with the execution of this Agreement, Owner shall execute and deliver to Company a Short Form Option Agreement and a Short Form Assignment in the forms attached hereto as Exhibits “A” and “B”, respectively. Owner further agrees that Company may, upon receipt of the executed Short Form Option Agreement, immediately record the same with the U.S. Copyright Office and/or with the copyright office of any other country. The Short Form Assignment shall not be recorded unless and until Company has exercised the Option, at which time, but not before, Company shall have the right to insert therein as the effective date thereof the date on which the Option was exercised.

19. RIGHTS AND REMEDIES. The rights and remedies of Owner in connection with this Agreement including, without limitation, in the event of Company’s breach of this Agreement, shall be limited to Owner’s right to recover damages, if any, in an action at law and in no event shall Owner be entitled to terminate this Agreement or enjoin or restrain the development, production, distribution or exploitation of any Motion Picture and/or other derivative production based in whole, or in part, on the Property, or the use, publication or dissemination of any advertising issued in connection therewith. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any preceding or succeeding breach hereof.

20. ASSIGNMENT. Company shall be free to assign this Agreement and its rights hereunder, and to delegate its duties at any time and from time to time, in whole or in part, to any person or entity, provided that Company shall remain secondarily liable hereunder. Owner may not assign this Agreement or Owner’s rights hereunder or delegate Owner’s duties under this Agreement in whole or in part.

21. NOTICES. All notices required hereunder shall be in writing and shall be given either by personal delivery, telecopy/facsimile or by United States mail (postage prepaid), and shall be deemed given hereunder on the date personally delivered or telecopied, or the date three (3) business days after the date mailed if mailed in the United States, and five (5) business days after the date mailed if mailed outside of the United States. Until further notice, the addresses of the parties shall be as follows:

For Owner: Danielle Silvie Gershberg

1833 12th St

Apt D

Santa Monica 90404

For Company:

Ask Christine Productions LLC

c/o John Luessenhop PO Box 2028

Amagansett, NY 11930

22. LIMITATION ON PUBLICITY/CONFIDENTIALITY. Owner may not issue, release, authorize or in any way participate in any publicity, press releases, interviews, advertisements, internet publications (including weblog posts) or promotional activities relating to Company or any Motion Picture or other version of the Property without the prior written consent of Company. No publicity issued by Owner, whether personal publicity or otherwise, shall contain derogatory mention of Company, any Motion Picture or other version of the Property, or the services of any person in connection with any Motion Picture or other version of the Property. Owner may not disclose to any third party the terms of this Agreement, including, but not limited to, the financial terms of this Agreement without the prior written consent of Company, or any confidential information with respect to Company or any Motion Picture or other version of the Property. Owner further agrees that Owner will not divulge or make known to any person or entity any matters of a confidential nature pertaining to Company’s business.

23. MEMBER OF THE PUBLIC. The rights granted by Owner to Company hereunder are in addition to, and this Agreement shall in no way limit, the rights with respect to the Property or the subject matter thereof which Company may now or hereafter enjoy as a member of the general public.

24. NO OBLIGATION. Nothing contained in this Agreement shall be construed as requiring Company to produce, complete, release, distribute, advertise, or exploit the Picture or to exercise or exploit, or continue to exercise or exploit, any of the Rights granted hereunder.

25. PREMIERE/SCREENINGS: Upon condition that Owner shall fully perform all services and obligations required to be performed by Owner hereunder, and provided that Owner is not in material, uncured default hereunder, Company shall invite Owner and one (1) guest to attend the initial premiere or screening, if any, of the Picture that takes place within fifty (50) miles from Owner’s then current place of residence. Company shall notify Owner of any initial premiere or screening that takes place more than fifty (50) miles from Owner’s current place of residence (an “Out-of-Town Premiere”). Should Owner wish to attend an Out-of-Town Premiere, Company shall provide Owner and one (1) guest passes to such event. All travel related expenses for Owner and guest to attend an Out-of-Town Premiere shall be the responsibility of Owner.

26. DVD/BLU-RAY/DIGITAL: Upon condition that Owner shall fully perform all of the services and obligations required to be performed by Owner hereunder and that Owner is not in material, uncured default hereunder, Owner shall be entitled to one (1) DVD,one (1) Blu-Ray, or one digital copy of the Picture, upon commercial availability of the same.

27. GENERAL LIABILITY/ERRORS & OMISSIONS INSURANCE: Company shall cause Owner to be added as an additional insured under the general liability and errors and omissions policy in connection with the Property, if any, subject to the terms and conditions of said policy, including any deductible or policy limits; provided, however, the inclusion of Owner on such policy will not relieve Owner from Owner’s representations, warranties and indemnities contained herein.

278. INTERPRETATION. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Each of the parties have participated in drafting this agreement, which is the result of negotiations between the parties, all of which have been represented, or had the opportunity to be represented, by counsel during such negotiations. Accordingly, for purposes of interpreting this Agreement, it shall be considered that this agreement was jointly drafted by all of the parties. All references to the WGA and/or WGA Agreement are included herein solely to clarify the obligations of the parties with respect to the particular provision. The parties understand and agree the Owner is not currently a member of the WGA, and the Company is not currently a signatory to the WGA, nor does the Company make any representation that it intends to become such a signatory. As such, this Agreement is not subject to the WGA Basic Agreement in any form and neither party is bound by such agreement.

29. EFFECT OF INVALIDITY. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law, ordinance, order or regulation contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

30. GOVERNING LAW. This Agreement and all matters collateral thereto shall be governed by California law applicable to contracts executed and performed entirely therein, without regards to conflict of laws. Any controversy, dispute or claim arising out of or relating to this agreement, or its interpretation, application, implementation, breach, or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrators shall be final, binding, and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. All arbitration hearings shall be held in Los Angeles, California. Each party shall bear their own legal fees and other costs incurred in connection with presenting their respective cases. The costs and expenses of the arbitrators shall be shared equally by the parties. In fulfilling their duties, the arbitrators shall be bound by the terms of this Agreement and may consider other matters which, in the opinion of the arbitrators, are necessary or helpful to make a proper decision. Without limiting the generality of the foregoing, the parties expressly agree that any and all questions as to whether or not an issue constitutes a dispute or other matter arbitrable under this paragraph shall themselves be settled by arbitration in accordance with this paragraph. By agreeing to arbitration hereunder, Company and Owner are waiving a right to trial in a court and by a jury.

31. ENTIRE AGREEMENT. This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, understandings and representations relating in any way to the subject matter hereof. No modification, alteration or amendment of this Agreement shall be valid or binding unless it is in writing and signed by both parties. No officer, employee or representative of Company has any authority to make any representation or promise not contained in this Agreement and Owner acknowledges that Owner has not executed this Agreement in reliance upon any promise or representation not expressly set forth in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, successors, and assigns. Nothing herein contained shall constitute a partnership between, or joint venture by, the parties hereto or constitute either party the agent of the other. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party whether referred to herein or not. This Agreement may be executed in one or more counterparts, and when executed by each of the parties signatory hereto, said counterparts shall constitute a valid, binding agreement. An executed counterpart returned by facsimile or transmitted electronically in PDF form shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGREED TO AND ACCEPTED:

ASK CHRISTINE PRODUCTIONS LLC.

/s/ John Luessenhop
By:	John Luessenhop
Title:	Authorized Representative

AGREED TO AND ACCEPTED:

By:	/s/ Danielle Gersberg
Danielle Silvie Gershberg

SCHEDULE 1

The Property has never been sold or transferred to any party and has always been the owned exclusively by Owner.

All prior options, if any, have long expired and no claims exist or have ever been made in connection with any option of the Property.